Exhibit (99)

Dave Dickson
972-281-1481
ddickson@kcc.com

KIMBERLY-CLARK MAKES SENIOR MANAGEMENT CHANGES

Steve Kalmanson, President of North Atlantic Consumer Products to Retire;
Robert Abernathy, Bob Black and Tony Palmer Assume New or Expanded Roles

Dallas, March 6, 2008 – Kimberly-Clark Corporation (NYSE: KMB) today announced that Steve Kalmanson (55), Group President of the company’s North Atlantic Consumer Products business, is retiring following a more than 30-year career with the company.  He will be replaced by Robert Abernathy, current Group President of K-C’s Developing & Emerging Markets (D&E) business.
    In addition, the company announced that Bob Black, the company’s Chief Strategy Officer, will replace Abernathy as head of the D&E business and that Tony Palmer, Chief Marketing Officer, will assume responsibility for K-C’s innovation organization, which previously reported to Black.
    “We thank Steve for his three decades of dedicated service to Kimberly-Clark,” said Tom Falk, chairman and chief executive officer of Kimberly-Clark.   “Most recently, Steve’s leadership of the North Atlantic Consumer Products teams has helped us leverage our scale and drive improved strategic alignment across North America and Europe.  He was a key player in the development and launch of numerous innovations such as Pull-Ups training pants, GoodNites Underpants and Depend incontinence products.  His passion and infectious competitive desire to win will be missed.
    “Robert, Bob and Tony are accomplished and respected leaders who have been instrumental in successfully executing our Global Business Plan strategies.  They bring proven skills and a fresh perspective to their new roles.  With these management changes, we underscore our commitment to continue delivering improved business results and we are taking advantage of an opportunity to better align our marketing and innovation activities.”
    Abernathy (53) has extensive experience growing K-C’s consumer businesses around the world.  Under his leadership, the company’s D&E businesses have generated growth in sales and operating profit averaging 15 percent and 14 percent, respectively, over the last four years.  He also has held management positions in K-C’s

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North American diaper and tissue businesses, led the company’s K-C Australia unit and served as head of the company’s former Business-to-Business unit, which included K-C’s Professional and Health Care businesses.
    Black (48) brings considerable expertise to his new role as Group President of Developing & Emerging Markets.  As former chief operating officer of Sammons Enterprises and president of Steelcase International, he has significant experience in leading large, complex global operations.
    Palmer (48) has successfully established a global marketing organization that is driving implementation of best practices, sharing ideas and the development of marketing talent globally as an underpinning to improved brand strength and enhanced top- and bottom-line growth. His leadership of the company’s innovation organization is a natural progression for K-C, more closely integrating that group with the marketing and brand-building teams that currently report to him.
About Kimberly-Clark
    Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people—nearly a quarter of the world's population—trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being.  With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company's 136-year history of innovation, visit www.kimberly-clark.com.

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